Exhibit 23.3

7550 IH 10 West, Suite 400 San Antonio, Texas 78229 Tel 210.348.1000 Fax 210.348.1003 www.frost.com

Date:    November 16, 2010

The Board of Directors

Peregrine Semiconductor Corporation

9380 Carroll Park Drive

San Diego, CA 92121

Dear Sirs:

We, Frost & Sullivan of 331 E. Evelyn Ave., Suite 100, Mountain View, California, 94041, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”) of Peregrine Semiconductor Corporation including (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the radio frequency semiconductor industry (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto.

We further consent to the reference to our firm, under the caption “Experts” in the S-1, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Yours faithfully,

Name: Greg Stratis

Designation: Chief Financial Officer

For and on behalf of

Frost & Sullivan

SCHEDULE

According to Frost and Sullivan, the worldwide market for RFICs across the aerospace and defense, broadband, industrial, mobile wireless device, test and measurement equipment, and wireless infrastructure industries is expected to grow from $12.2 billion in 2010 to $29.2 billion in 2015, representing a compound annual growth rate, or CAGR, of 19.1%.